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                                    EXHIBIT 2


         ITEM (10) - GENERAL AUTHORIZATION FOR SIGNING SEC FILINGS

         RESOLVED, that the Chief Executive Officer of the Company, its President, its Executive Vice President and Chief Financial Officer, its Executive Vice President and General Counsel, its Principal Accounting Officer, its Vice President and Treasurer, and its Vice President, Secretary and Deputy General Counsel are, and each of them with full power to act without the others hereby is, authorized to prepare, or cause to be prepared, and to execute the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for 1999, as well as any and all other reports or documents to be filed by the Company and/or its subsidiaries with the Securities and Exchange Commission, and any and all amendments thereto, on behalf of and as attorneys for the Company and/or its subsidiaries, and to file said Forms 10-K and 10-Q and other reports or documents, and any and all amendments thereto, with all exhibits thereto and any and all other documents in connection therewith, with the Securities and Exchange Commission on behalf of, and as attorneys for, the Company and/or its subsidiaries; and

         RESOLVED, that any action or actions taken by any officer of the Company prior to the date of the foregoing resolution adopted by this Board of Directors that are within the authority conferred thereby are hereby ratified, confirmed and approved.

         I, David A. Brakoniecki, Assistant Secretary of CBS Corporation, DO HEREBY CERTIFY that the foregoing is a true and correct copy of the resolution dated January 27, 1999 of said corporation.

         WITNESS my hand and seal of said Corporation this 17th day of February, 1999.




                                                 /s/ David A. Brakoniecki
                                                 ------------------------
                                                     Assistant Secretary